Exhibit 99.1

Atkore International Group Inc. Announces First Quarter 2017 Results

•	Diluted EPS increased to $0.26 from $0.14; Adjusted diluted EPS increased to $0.28 from $0.23

•	Net income increased $8.8 million to $17.4 million from $8.6 million; Adjusted EBITDA increased 3.8%, or $1.8 million to $49.9 million

•	Net income margin increased to 5.1% from 2.4%; Adjusted EBITDA Margin increased by 110 basis points to 14.8%

•	Full-year Adjusted EPS guidance range increased $0.15 to $1.55 - $1.70

HARVEY, IL. - February 7, 2017 (BUSINESS WIRE) - Atkore International Group Inc. (the "Company" or "Atkore") (NYSE: ATKR) announced earnings for its fiscal 2017 first quarter ended December 30, 2016 ("first quarter").

"Our first quarter Adjusted EBITDA and Adjusted earnings per share were in-line with our expectations," commented John Williamson, Atkore’s President and CEO. "The Atkore team continues to outperform the market inputs by focusing on productivity through the Atkore Business System and driving margin expansion by selling higher value innovative products and managing input cost changes. Feedback from our channel partners, customers and market indicators point to a strong second half in 2017 and give us confidence to reconfirm our prior guidance."

2017 First Quarter Results

Net sales for the first quarter of 2017 decreased to $337.6 million, a decline of 5.8% compared to $358.4 million for the prior-year period. Adjusted net sales, which exclude the Fence and Sprinkler product lines which the Company exited in the first quarter of fiscal 2016, declined 3.7%, as compared to the first quarter of 2016 driven mainly from lower demand for mechanical pipe product offset by average selling price increases.

Gross profit increased by 27.1% to $92.0 million for the first quarter of 2017, as compared to $72.4 million for the prior-year period. Gross margin expanded to 27.3% in the first quarter from 20.2% in the prior-year period. Gross margin increased primarily due to the Company's ability to pass through its material cost increases and improving productivity in manufacturing freight and warehousing costs.

Net income increased $8.8 million to $17.4 million for the first quarter, as compared to $8.6 million for the prior-year period. Adjusted net income increased to $18.4 million as compared to $14.5 million for prior-year period. The increase in both net income and adjusted net income was primarily driven by the Company's expanded gross margins.

The Company completed a refinancing of our credit facilities and lowered our total debt by $136.6 million as compared to September 30, 2016. As a result, the Company recorded a loss on extinguishment of debt of $9.8 million during the first quarter of 2017.

Adjusted EBITDA increased $1.8 million, or 3.8%, to $49.9 million for the first quarter, as compared to $48.1 million for the prior-year period. Net income margin increased to 5.1% from 2.4% in the prior-year period and Adjusted EBITDA Margin increased to 14.8% from 13.7%.

Basic and diluted earnings per share were $0.28 and $0.26, respectively, for the quarter compared to $0.14 and $0.14 in the prior-year period. Adjusted diluted earnings per share increased by $0.05 to $0.28 per share for the first quarter as compared to $0.23 per share for the prior-year period.

Segment Results

Electrical Raceway

Electrical Raceway net sales decreased $0.6 million, or 0.3%, to $223.0 million for the first quarter, as compared to $223.6 million for the prior-year period, primarily due to lower volume of products sold offset by increased pricing in the nonresidential markets.

Adjusted EBITDA increased $5.9 million, or 17.1%, to $40.3 million for the first quarter, as compared to $34.4 million for the prior-year period, and Adjusted EBITDA Margin increased to 18.1% from 15.4% primarily attributable to productivity savings, selling higher value products and our ability to pass through input cost changes.

Exhibit 99.1

Mechanical Products & Solutions

MP&S net sales declined $19.9 million, or 14.7%, to $115.2 million for the first quarter, as compared to $135.1 million for the prior-year period. Adjusted net sales, which exclude the Fence and Sprinkler businesses, decreased $12.1 million, or 9.5%, primarily due to lower demand for mechanical pipe product in the solar end market offset in part by higher volume for construction services and international businesses.

Adjusted EBITDA decreased $1.8 million, or 9.3%, to $17.6 million for the first quarter as compared to $19.4 million for the prior-year period due to the decrease in volume offset partially by productivity savings and increased prices.

2017 Full-Year Guidance

Adjusted EBITDA guidance remains unchanged in the range of $235.0 million - $250.0 million for 2017. The Company is raising its Adjusted EPS guidance range to $1.55 - $1.70, an increase of $0.15 from the mid-point of the prior forecast, primarily due to the impact of the debt refinancing.

Conference Call Information

Atkore management will host a conference call today, February 7, 2017, at 8 a.m. Eastern time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until February 21, 2017. The replay can be accessed by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13652820.

Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com. The online replay will be available on the same website immediately following the call.

To learn more about the Company please visit the company's website at http://investors.atkore.com.

About Atkore International Group Inc.

Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,100 people at 52 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:

Keith Whisenand
Vice President - Investor Relations
708-225-2124
KWhisenand@atkore.com

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "shall," "should," "would," "could," "seeks," "aims," "projects," "is optimistic," "intends," "plans," "estimates," "anticipates" or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and

Exhibit 99.1

liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.

A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption "Risk Factors" in our Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission ("SEC") on November 29, 2016 could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the U.S. Foreign Corrupt Practices Act and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to "conflict minerals"; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence our majority stockholder will have over corporate decisions; and other factors described from time to time in documents that we file with the SEC. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Information

This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles in the United States ("GAAP"). Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Exhibit 99.1

Adjusted Net Sales

We present Adjusted net sales to facilitate comparisons of reported net sales from period to period within our MP&S segment. In August 2015, we announced plans to exit the Fence and Sprinkler product lines in order to re-align our long-term strategic focus. These product lines were exited during the first quarter of fiscal 2016. Management uses Adjusted net sales to evaluate our ongoing business operations, which no longer include Fence and Sprinkler. We define Adjusted net sales as reported net sales excluding net sales directly attributable to Fence and Sprinkler.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business, and use each in the preparation of our annual operating budgets and as indicators of business performance and profitability. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance.

We define Adjusted EBITDA as net income before: depreciation and amortization, loss on extinguishment of debt, interest expense (net), income tax expense, restructuring and impairments, stock-based compensation, legal settlements, consulting fees, transaction costs, other items, and the impact from our Fence and Sprinkler exit. Prior to fiscal 2017, net income was also adjusted to exclude net periodic pension benefit costs and the impact from anti-microbial coated sprinkler pipe, or "ABF" product liability. These costs are no longer an adjustment to EBITDA beginning in fiscal 2017 due to the relevant insignificance and nature of the amounts. Prior fiscal years have not been restated for this change. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business.

We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted net sales.

Net Income Margin

We define Net Income Margin as Net income as a percentage of Net sales.

Adjusted Net Income and Adjusted Earnings per Share

We use Adjusted net income and Adjusted earnings per share in evaluating the performance of our business and profitability. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance and profitability excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income before consulting fees, loss on extinguishment of debt, stock-based compensation expense and other items, including the impact from our Fence and Sprinkler exit. We define Adjusted earnings per share as basic and diluted earnings per share excluding the per share impact of consulting fees, loss on extinguishment of debt, stock-based compensation and other items, including the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) to Adjusted EBITDA on a trailing twelve month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
(in thousands, except per share data)	December 30, 2016	December 25, 2015
Net sales	$337,591	$358,375
Cost of sales	245,586	285,966
Gross profit	92,005	72,409
Selling, general and administrative	43,892	43,841
Intangible asset amortization	5,589	5,517
Operating income	42,524	23,051
Interest expense, net	9,830	9,881
Loss on extinguishment of debt	9,805	—
Income before income taxes	22,889	13,170
Income tax expense	5,507	4,598
Net income	$17,382	$8,572

Weighted-Average Common Shares Outstanding
Basic	62,642	62,466
Diluted	65,920	62,466
Net income per share
Basic	$0.28	$0.14
Diluted	$0.26	$0.14

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	December 30, 2016	September 30, 2016
Assets
Current Assets:
Cash and cash equivalents	$87,973	$200,279
Accounts receivable, less allowance for doubtful accounts of $958 and $1,006, respectively	158,952	192,090
Inventories, net	178,836	161,465
Assets held for sale	3,313	6,680
Prepaid expenses and other current assets	18,818	22,407
Total current assets	447,892	582,921
Property, plant and equipment, net	198,062	202,692
Intangible assets, net	249,349	254,937
Goodwill	115,829	115,829
Deferred income taxes	944	945
Non-trade receivables	7,160	7,244
Total Assets	$1,019,236	$1,164,568
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$4,228	$1,267
Accounts payable	102,315	114,118
Income tax payable	4,410	2,326
Accrued and other current liabilities	66,175	87,111
Total current liabilities	177,128	204,822
Long-term debt	489,519	629,046
Deferred income taxes	12,475	12,834
Other long-term tax liabilities	6,838	6,838
Pension liabilities	34,935	35,172
Other long-term liabilities	17,886	18,610
Total Liabilities	738,781	907,322
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 63,088,752 and 62,458,367 shares issued and outstanding, respectively	632	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	405,687	398,292
Accumulated deficit	(95,760)	(113,142)
Accumulated other comprehensive loss	(27,524)	(25,950)
Total Equity	280,455	257,246
Total Liabilities and Equity	$1,019,236	$1,164,568

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended
(in thousands)	December 30, 2016	December 25, 2015
Operating activities:
Net income	$17,382	$8,572
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets and assets held for sale	433	7
Depreciation and amortization	13,628	13,493
Amortization of debt issuance costs and original issue discount	723	909
Deferred income taxes	(357)	4,549
Loss on extinguishment of debt	9,805	—
Provision (credit) for losses on accounts receivable and inventory	675	(343)
Stock-based compensation expense	2,720	2,045
Other adjustments to net income	—	(648)
Changes in operating assets and liabilities	(12,840)	23,361
Net cash provided by operating activities	32,169	51,945
Investing activities:
Capital expenditures	(3,964)	(4,663)
Proceeds from sale of properties and equipment	34	14
Proceeds from sale of other assets	—	458
Proceeds from sale of assets held for sale	3,024	—
Other, net	(20)	—
Net cash used for investing activities	(926)	(4,191)
Financing activities:
Repayments of short-term debt	(4,200)	(315)
Repayments of long-term debt	(637,350)	(1,050)
Issuance of long-term debt	498,750	—
Payment for debt financing costs and fees	(4,294)	—
Issuance of common shares	4,680	26
Other, net	—	(1)
Net cash used for financing activities	(142,414)	(1,340)
Effects of foreign exchange rate changes on cash and cash equivalents	(1,135)	198
(Decrease) increase in cash and cash equivalents	(112,306)	46,612
Cash and cash equivalents at beginning of period	200,279	80,598
Cash and cash equivalents at end of period	$87,973	$127,210
Supplementary Cash Flow information
Capital expenditures, not yet paid	$173	$52

The following table presents reconciliations of Adjusted EBITDA to net income for the periods presented:

	Three months ended
(in thousands)	December 30, 2016	December 25, 2015
Net income	$17,382	$8,572
Interest expense, net	9,830	9,881
Income tax expense	5,507	4,598
Depreciation and amortization	13,628	13,493
Loss on extinguishment of debt	9,805	—
Restructuring & impairments	389	1,294
Net periodic pension benefit cost	—	110
Stock-based compensation	2,720	2,045
ABF product liability impact	—	212
Consulting fee	—	875
Transaction costs	1,560	655
Other (a)	(10,930)	5,507
Impact of Fence and Sprinkler exit	—	811
Adjusted EBITDA	$49,891	$48,053

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments and release of indemnified uncertain tax positions.

The following tables represent reconciliations of Adjusted net sales to net sales and calculations of Adjusted EBITDA Margin by segment for the periods presented:

	Three months ended
	December 30, 2016			December 25, 2015
(in thousands)	External Net Sales	Adjusted EBITDA	Adjusted EBITDA Margin	External Net Sales	Impact of Fence and Sprinkler exit	Adjusted net sales	Adjusted EBITDA	Adjusted EBITDA Margin
Electrical Raceway	$222,963	$40,318	18.1%	$223,605	$—	$223,605	$34,433	15.4%
Mechanical Products & Solutions	115,178	$17,577	15.3%	135,102	(7,816)	127,286	$19,377	15.2%
Eliminations	(550)			(332)	—	(332)
Consolidated operations	$337,591			$358,375	$(7,816)	$350,559

The following table presents reconciliations of Adjusted net sales to net sales for Atkore International Group Inc. for the periods presented:

	Three months ended
($ in thousands)	December 30, 2016	December 25, 2015	Change	% Change
Net sales	$337,591	$358,375	$(20,784)	(5.8)%
Impact of Fence and Sprinkler exit	—	(7,816)	7,816	(100.0)%
Adjusted net sales	$337,591	$350,559	$(12,968)	(2.3)%

Adjusted EBITDA	$49,891	$48,053	$1,838	3.8%
Adjusted EBITDA Margin	14.8%	13.7%

The following table presents reconciliations for Adjusted net income to net income for the periods presented:

	Three months ended
(in thousands, except per share data)	December 30, 2016	December 25, 2015
Net income	$17,382	$8,572
Stock-based compensation	2,720	2,045
Consulting fee	—	875
Loss on extinguishment of debt	9,805	—
Other (a)	(10,930)	5,507
Impact of Fence and Sprinkler exit	—	811
Pre-tax adjustments to net income	1,595	9,238
Tax effect @ 35.8%	(571)	(3,307)
Adjusted net income	$18,406	$14,503

Weighted-Average Common Shares Outstanding
Basic	62,642	62,466
Diluted	65,920	62,466

Net income (loss) per share
Basic	$0.28	$0.14
Diluted	$0.26	$0.14

Adjusted Net income (loss) per share
Basic	$0.29	$0.23
Diluted	$0.28	$0.23

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments and release of indemnified uncertain tax positions.

The following table presents reconciliations of Net debt to Total debt for the periods presented:

($ in thousands)	December 30, 2016		September 30, 2016		September 25, 2015		September 26, 2014
Short-term debt and current maturities of long-term debt	$4,228		$1,267		$2,864		$42,887
Long-term debt	489,519		629,046		649,344		649,980
Total debt	493,747		630,313		652,208		692,867
Less cash and cash equivalents	87,973		200,279		80,598		33,360
Net debt	$405,774		$430,034		$571,610		$659,507

TTM Adjusted EBITDA	$236,840		$235,002		$163,949		$126,597

Total debt/TTM Adjusted EBITDA	2.1	x	2.7	x	4.0	x	5.5	x
Net debt/TTM Adjusted EBITDA	1.7	x	1.8	x	3.5	x	5.2	x

The following table presents a reconciliation of Adjusted EBITDA for the trailing twelve months ended December 30, 2016:

	TTM	Three months ended
(in thousands)	December 30, 2016	December 30, 2016	September 30, 2016	June 24, 2016	March 25, 2016
Net income	$67,606	$17,382	$15,572	$20,645	$14,007
Interest expense, net	41,747	9,830	11,181	10,169	10,567
Income tax expense	28,894	5,507	3,892	10,749	8,746
Depreciation and amortization	55,152	13,628	14,953	13,322	13,249
Loss (gain) on extinguishment of debt	8,144	9,805	—	—	(1,661)
Restructuring & impairments	3,191	389	1,701	326	775
Net periodic pension benefit cost	330	—	110	110	110
Stock-based compensation	21,802	2,720	4,230	4,854	9,998
ABF product liability impact	637	—	212	212	213
Consulting fee	14,550	—	—	13,675	875
Legal settlements	1,382	—	82	1,300	—
Transaction costs	8,737	1,560	2,484	1,917	2,776
Other	(15,332)	(10,930)	6,947	(10,055)	(1,294)
Adjusted EBITDA	$236,840	$49,891	$61,364	$67,224	$58,361